Exhibit 99.1

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

International Paper Reports Preliminary 2005 Net Earnings of $2.21 Per Share

Earnings Impacted by High Input Costs

•	Earnings from continuing operations and before special items for the fourth quarter of 2005 were $0.12 per share versus $0.42 per share in the 2004 fourth quarter and $0.29 per share in the third quarter 2005.

•	2005 full-year earnings from continuing operations and before special items totaled $1.08 per share, versus $1.26 per share in 2004.

•	Quarterly net sales increased to $6.1 billion, from $6.0 billion in fourth quarter 2004, and annual sales increased to $24.1 billion in 2005 versus $23.4 billion in 2004.

STAMFORD, Conn. – Feb. 2, 2006 – International Paper (NYSE: IP) today reported full-year 2005 net earnings of $1.1 billion ($2.21 per share) compared with a loss of $35 million ($0.07 per share) in 2004. The company posted a fourth quarter 2005 net loss of $77 million ($0.16 per share) compared with earnings of $169 million ($0.35 per share) in the fourth quarter of 2004 and $1.0 billion ($2.03 per share) in the third quarter of 2005. The above amounts include the effects of special items in all periods.

Diluted Earnings per Share Summary

	Fourth Quarter 2005	Fourth Quarter 2004	Third Quarter 2005	Full Year 2005	Full Year 2004
Net Earnings (Loss)	$(0.16)	$0.35	$2.03	$2.21	$(0.07)
Add Back: Loss (Income) from Discontinued Operations:	(0.01)	(0.03)	(0.55)	(0.47)	1.00

Earnings (Loss) from Continuing Operations	(0.17)	0.32	1.48	1.74	0.93
Add Back: Net Special Items Expense (Income)	0.29	0.10	(1.19)	(0.66)	0.33

Earnings from Continuing Operations and Before Special Items	$0.12	$0.42	$0.29	$1.08	$1.26

Full-year 2005 earnings from continuing operations and before special items were $524 million ($1.08 per share), compared with $618 million ($1.26 per share) for the 2004 full year. Earnings from continuing operations and before special items in the 2005 fourth quarter were $58 million ($0.12 per share), compared with $205 million ($0.42 per share) in the fourth quarter of 2004 and $139 million ($0.29 per share) in the third quarter of 2005.

Net sales increased in both the 2005 fourth quarter and full year. Fourth-quarter net sales rose to $6.1 billion from $6.0 billion in both the fourth quarter of 2004 and the third quarter 2005. Full-year 2005 net sales were $24.1 billion compared with $23.4 billion in 2004.

Operating profits of $397 million for the 2005 fourth quarter were lower than third-quarter 2005 operating profits of $489 million, mainly because of high input costs. Full-year 2005 operating profits were $1.9 billion versus $2.0 billion in 2004.

“Input costs skyrocketed in the fourth quarter, especially in October and November,” said John Faraci, IP chairman and chief executive officer. “They were above the already high year-to-date levels – this put a big dent in our margins. Volumes, however, were better than we expected in the fourth quarter, especially in containerboard and printing papers.

“For 2005 in total, high costs for energy, wood and other raw materials had a $585 million negative impact on earnings versus 2004 – that’s about $0.87 per share. Volumes were also down in 2005, despite some fourth-quarter upturn. We took a significant amount of lack-of-order downtime in the year, including the closure of the Ft. Madison, Iowa, medium mill in third quarter and the permanent shutdown of three uncoated freesheet machines in the fourth quarter,” Faraci said. “The good news is that we were able to partially offset some of the negative impacts through operational improvements and year-over-year pricing improvements. So while our results aren’t yet where they need to be, we are taking the right steps to generate improved results long term.”

Commenting on the first quarter of 2006, Faraci said, “We expect first quarter results to be flat with fourth quarter, with somewhat lower earnings from land sales. While natural gas prices are trending down, costs for chemicals and fuel oil are trending up from already high levels in fourth quarter, so we expect overall input costs to be about flat. Given this continued cost pressure, operational improvement remains a priority. We expect volumes to be seasonally slow early in the quarter, with some pick-up in March. However, I feel good about the dynamics of what’s happening in our businesses right now, as we gained some price momentum late in the fourth quarter that we expect will carry into first quarter, particularly in our printing papers and packaging businesses.”

SEGMENT INFORMATION

Fourth-quarter segment operating profits and business trends compared with the third quarter 2005 are as follows:

Printing Papers operating profits for the fourth quarter of 2005 were $88 million, compared with $132 million in the prior quarter. Operations were solid in the quarter. The decline in earnings was predominantly because of high input costs. Price realizations were flat in North America, down in pulp, but trending up slightly in Europe. Uncoated paper volumes increased in the quarter, while coated paper volumes experienced some seasonal slowdown.

The Industrial Packaging Business reported $11 million in operating profits in fourth quarter, compared with $33 million in the 2005 third quarter. Containerboard volumes increased and pricing was flat overall, with some improved price realizations late in the quarter; however, the gains were more than offset by higher input costs, lower box prices and higher Container Business operating costs.

Consumer Packaging operating profits totaled $21 million in the fourth quarter of 2005, compared with $37 million in the third quarter. Lack-of-order downtime and high input costs negatively impacted Bleached Board, which more than offset strong performance in Shorewood Packaging, and higher earnings in Foodservice.

The company’s distribution business, primarily xpedx, showed operating profits of $25 million, up from $23 million in the third quarter, on the strength of improved margins. Volumes were flat.

Forest Products operating profits decreased slightly in fourth quarter to $257 million from $272 million in the third quarter. Prices for lumber fell over the quarter, reflecting seasonal slowness in the market. Earnings from land sales were $179 million, slightly lower than third quarter’s $190 million.

Net corporate expenses of $167 million in the 2005 fourth quarter were up from $142 million in the 2005 third quarter, reflecting increases in benefit-related accruals and environmental reserves, and $156 million in the 2004 fourth quarter, reflecting higher pension and supply chain initiative costs. Other corporate overhead costs continued to trend downward.

DISCONTINUED OPERATIONS

Discontinued operations amounts reflect income and losses related to the company’s interests in Carter Holt Harvey Limited sold in the third quarter of 2005 and Weldwood of Canada, Ltd. sold in the third quarter of 2004.

EFFECTIVE TAX RATE

The effective tax rate, excluding special items and discontinued operations, was 22 percent for the fourth quarter of 2005, compared with 33 percent in the prior quarter. The 2005 full-year tax rate was 27.5 percent, compared with 26 percent in 2004.

EFFECTS OF SPECIAL ITEMS

Special items in the fourth quarter included a pretax charge of $233 million ($143 million after taxes) for restructuring charges and other charges, a pretax charge of $46 million ($30 million after taxes) for adjustments of estimated losses on businesses sold or held for sale, a $35 million pretax credit ($21 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $1 million credit for changes to previously provided reserves. The $233 million restructuring and other charge included $199 million ($123 million after taxes) for organizational restructuring charges associated with the company’s previously announced transformation plan, a $27 million charge ($16 million after taxes) for legal reserves, and a $7 million charge ($4 million after taxes) for losses on early debt extinguishment. In addition, an

$11 million net income tax benefit was recorded in the quarter, reflecting a $74 million favorable adjustment from the finalization of the company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings being repatriated under the American Jobs Creation Act of 2004, and $20 million of other tax charges. The net after-tax effect of all of these special items was a charge of $0.29 per share.

Special items in the third quarter included a pretax charge of $70 million ($48 million after taxes) for organizational restructuring charges and losses on debt extinguishment, a pretax credit of $188 million ($109 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a $5 million pretax charge ($3 million after taxes) for adjustments of losses on businesses previously sold, and a $3 million pretax credit ($2 million after taxes) for the net adjustment of previously provided reserves. In addition, a $517 million income tax benefit was recorded, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit. Net interest expense also includes a $43 million pretax credit ($26 million after taxes) relating to this agreement. The net after-tax effect of all of these special items was a credit of $1.19 per share.

Special items in the 2004 fourth quarter included a charge of $79 million ($64 million after taxes) for estimated losses on sales and impairments of businesses held for sale, a charge of $13 million before taxes ($8 million after taxes) for restructuring and other costs, a pre-tax credit of $20 million ($12 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, and a $17 million credit ($11 million after taxes) for the net reversal of restructuring and realignment of reserves no longer required. The $13 million charge for restructuring and other costs included $10 million ($6 million after taxes) for legal reserves and $3 million ($2 million after taxes) for losses on early extinguishment of debt. The net after-tax effect of all of these special items was expense of $0.10 per share.

EARNINGS WEBCAST

The company will host a webcast to discuss earnings and current market conditions at 10 a.m. EST today. All interested parties are invited to listen to the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investor tab and going to the Presentations page. A replay of the webcast will also be on the Web site beginning at approximately noon EST. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to International Paper’s 4Q 2005 Earnings Call. The conference ID number is 4067316. Participants should call in no later than 9:45 a.m. EST. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter 4067316.

Headquartered in the United States, International Paper (http://www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality.

This press release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to (i) market and economic factors, including changes in the cost or availability of raw materials and energy, competition, demand and pricing for the Company’s products, the level of housing starts, changes in international economic conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes, (ii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, customers and vendors and the ability to realize anticipated profit improvement from the plan, and (iii) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

# # #

Media Contacts:	Amy J. Sawyer, 203-541-8308

Investor Contacts:	Darial Sneed, 203-541-8541
Brian Turcotte, 203-541-8632

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30, 2005		Twelve Months Ended December 31,
	2005		2004				2005		2004
Net Sales	$6,134		$6,017		$6,036		$24,097		$23,359

Costs and Expenses
Cost of products sold	4,726		4,414		4,532		18,139		17,225
Selling and administrative expenses	456		512		463		1,876		1,935
Depreciation, amortization and cost of timber harvested	361		354		342		1,376		1,357
Distribution expenses	305		262		264		1,087		1,026
Taxes other than payroll and income taxes	57		57		59		233		236
Restructuring and other charges	233	(a)	13	(d)	70	(f)	358	(j)	166	(n)
Insurance Recoveries	(35)		(20)		(188)		(258)		(123)
Net losses (gains) on sales and impairments of businesses held for sale	46		79		5		111		139
Reversal of reserves no longer required, net	(1)		(17)		(3)		(4)		(36)
Interest expense, net	151		169		120	(g)	593	(k)	710

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	(165)		194		372		586		724
Income tax provision (benefit)	(87	)(b)	33		(373	)(h)	(285	)(l)	242	(o)
Minority interest expense, net of taxes	4		5		3		12		26

Earnings (Loss) From Continuing Operations	(82	)(a,b)	156	(d)	742	(f-h)	859	(j-l)	456	(n,o)
Discontinued Operation, net of taxes and minority interest	5	(c)	13	(e)	281	(i)	241	(m)	(491	)(p)

Net Earnings (Loss)	$(77	)(a-c)	$169	(d,e)	$1,023	(f-i)	$1,100	(j-m)	$(35	)(n-p)

Basic Earnings Per Common Share
Earnings (Loss) from continuing operations	$(0.17	)(a,b)	$0.32	(d)	$1.53	(f-h)	$1.77	(j-l)	$0.94	(n,o)
Discontinued operation	0.01	(c)	0.03	(e)	0.58	(i)	0.49	(m)	(1.01	)(p)

Net earnings (loss)	$(0.16	)(a-c)	$0.35	(d,e)	$2.11	(f-i)	$2.26	(j-m)	$(0.07	)(n-p)

Diluted Earnings Per Common Share
Earnings (Loss) from continuing operations	$(0.17	)(a,b)	$0.32	(d)	$1.48	(f-h)	$1.74	(j-l)	$0.93	(n,o)
Discontinued operation	0.01	(c)	0.03	(e)	0.55	(i)	0.47	(m)	(1.00	)(p)

Net earnings (loss)	$(0.16	)(a-c)	$0.35	(d,e)	$2.03	(f-i)	$2.21	(j-m)	$(0.07	)(n-p)

Average Shares of Common Stock Outstanding - Diluted	486.0		488.9		507.1		509.7		488.4

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$1.00		$1.00

6

The accompanying notes are an integral part of these financial statements.

(a)	Includes $199 million ($123 million after taxes) for organizational restructuring charges associated with the company’s previously announced transformation plan, a $27 million charge ($16 million after taxes) for legal reserves, and a $7 million charge ($4 million after taxes) for losses on early debt extinguishment.

(b)	Includes an $11 million net income tax benefit reflecting a $74 million favorable adjustment from the finalization of the company’s 1997 through 2000 U.S. federal income tax audit, a $43 million provision for deferred taxes related to earnings repatriated under the American Jobs Creation Act of 2004, and $20 million of other tax charges.

(c)	Includes an $11 million pre-tax gain ($5 million after taxes) for adjustments related to Weldwood of Canada, Ltd. and Carter Holt Harvey Ltd.

(d)	Includes a charge of $10 million ($6 million after taxes) for legal reserves and a charge of $3 million ($2 million after taxes) for losses on early extinguishment of debt.

(e)	Includes the net income of Weldwood of Canada, Ltd. and Carter Holt Harvey Ltd. prior to their sales in the fourth quarter of 2004 and the third quarter of 2005, respectively, and a credit of $5 million after taxes related to the loss on the sale of Weldwood of Canada, Ltd.

(f)	Includes a charge of $44 million before taxes ($32 million after taxes) for organizational restructuring charges, and a charge of $26 million before taxes ($16 million after taxes) for early extinguishment of debt.

(g)	Includes interest income of $43 million before taxes ($26 million after taxes) related to a favorable tax audit agreement.

(h)	Includes a $517 million reduction in the income tax provision, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit.

(i)	Includes a $29 million pre-tax gain ($361 million after taxes) from the sale of IP’s interest in Carter Holt Harvey Limited, plus CHH operating income prior to the sale.

(j)	Includes $57 million ($35 million after taxes) for losses on early debt extinguishment, $274 million ($174 million after taxes) for organizational restructuring and other charges principally associated with the company’s previously announced transformation plan, and a $27 million charge ($16 million after taxes) for legal reserves.

(k)	Includes interest income of $43 million before taxes ($26 million after taxes) related to a favorable tax audit agreement, and interest income of $11 million before taxes ($7 million after taxes) from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(l)	Includes a $446 million reduction in the income tax provision, including a reduction of $627 million as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit, a $142 million charge for deferred taxes related to earnings repatriations under the American Jobs Creation Act of 2004, and $39 million of other tax charges.

(m)	Includes the net income of Carter Holt Harvey Ltd. prior to its sale, a $29 million pre-tax gain ($361 million after taxes) from the sale of IP’s interest in Carter Holt Harvey Ltd. in the third quarter of 2005, and an $11 million pre-tax gain ($5 million after taxes) for adjustments related to the sales of Weldwood of Canada, Ltd. and Carter Holt Harvey Ltd.

(n)	Includes a charge of $64 million ($40 million after taxes) for organizational restructuring programs, $92 million ($57 million after taxes) for losses on early extinguishment of debt and a charge of $10 million ($6 million after taxes) for legal settlements.

(o)	Includes a $32 million net increase in the income tax provision reflecting an adjustment of deferred tax balances.

(p)	Includes the net income of Weldwood of Canada, Ltd. and Carter Holt Harvey Ltd. prior to their sales in the fourth quarter of 2004 and the third quarter of 2005, respectively; a $711 million after-tax charge to write down the net assets of Weldwood of Canada, Ltd. to their estimated net realizable value; and a gain on the sale of the Carter Holt Harvey tissue business of $267 million ($90 million after taxes and minority interest).

International Paper

Reconciliation of Earnings Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30, 2005	Twelve Months Ended December 31,
	2005	2004		2005	2004
Earnings Before Special Items	$58	$205	$139	$524	$618

Restructuring and other charges	(143)	(8)	(48)	(225)	(103)
Insurance recoveries	21	12	109	151	76
Reversals of reserves no longer required	1	11	2	3	22
Net gains (losses) on sales and impairments of businesses held for sale	(30)	(64)	(3)	(73)	(125)
Interest income	—	—	26	33	—
Income tax adjustments	11	—	517	446	(32)

Earnings (Loss) from Continuing Operations	(82)	156	742	859	456
Discontinued Operations	5	13	281	241	(491)

Net Earnings (Loss) as Reported	$(77)	$169	$1,023	$1,100	$(35)

	Three Months Ended December 31,		Three Months Ended September 30, 2005	Twelve Months Ended December 31,
	2005	2004		2005	2004
Diluted Earnings per Common Share:

Earnings Per Share Before Special Items	$0.12	$0.42	$0.29	$1.08	$1.26

Restructuring and other charges	(0.29)	(0.02)	(0.09)	(0.44)	(0.22)
Insurance recoveries	0.04	0.02	0.21	0.30	0.16
Reversal of reserves no longer required	—	0.02	—	—	0.05
Net gains (losses) on sales and impairments of businesses held for sale	(0.06)	(0.12)	—	(0.14)	(0.26)
Interest income	—	—	0.05	0.06	—
Income tax adjustments	0.02	—	1.02	0.88	(0.06)

Earnings (Loss) Per Common Share from Continuing Operations	(0.17)	0.32	1.48	1.74	0.93
Discontinued Operations	0.01	0.03	0.55	0.47	(1.00)

Diluted Earnings (Loss) per Common Share	$(0.16)	$0.35	$2.03	$2.21	$(0.07)

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflects a the inclusion of contingently convertible securities in the computation.

(3)	Since the basic and diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended Dec 31,		Three Months Ended Sept 30, 2005	Twelve Months Ended Dec 31,
	2005	2004 (1)		2005	2004 (1)
Printing Papers	$2,010	$1,985	$1,970	$7,860	$7,670
Industrial Packaging (2)	1,180	1,295	1,115	4,830	4,830
Consumer Packaging (2)	730	685	685	2,695	2,605
Distribution	1,635	1,550	1,645	6,380	6,065
Forest Products	660	570	700	2,575	2,395
Other Businesses (3)	190	260	220	915	1,120
Less: Intersegment Sales	(271)	(328)	(299)	(1,158)	(1,326)

	$6,134	$6,017	$6,036	$24,097	$23,359

Earnings by Industry Segment

	Three Months Ended Dec 31,		Three Months Ended Sept 30, 2005		Twelve Months Ended Dec 31,
	2005	2004 (1)			2005		2004 (1)
Printing Papers	$88	$196	$132	(5)	$552	(5,7)	$581
Industrial Packaging (2)	11	131	33	(5)	234	(5)	380
Consumer Packaging (2)	21	39	37	(5)	122	(5)	161 (9)
Distribution	25	22	23		84		87
Forest Products	257	176	272	(5)	927	(5,7)	793
Other Businesses (3)	(5)	7	(8	)(5)	4	(5)	38

Operating Profit	397	571	489		1,923		2,040

Interest expense, net	(151)	(169)	(120	)(6)	(593	)(6,8)	(710)
Minority interest (4)	(1)	3	—		—		5
Corporate items, net	(167)	(156)	(142)		(597)		(469)
Restructuring and other charges	(233)	(13)	(41)		(298)		(166)
Insurance Recoveries	35	20	188		258		123
Net gains (losses) on sales and impairments of businesses held for sale	(46)	(79)	(5)		(111)		(135)
Reversal of reserves no longer required	1	17	3		4		36

Earnings (Loss) from continuing operations before income taxes and minority interest	$(165)	$194	$372		$586		$724

(1)	Prior-year industry information has been restated to conform to 2005 management structure.

(2)	Beginning with the 2005 first quarter, Industrial Packaging and Consumer Packaging are reported as separate industry segments. Prior-period segment information has been restated to reflect this presentation.

(3)	Includes Arizona Chemical, European Distribution and certain smaller businesses.

(4)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

(5)	Includes 2005 third quarter special charges of $6 million before taxes in the Printing Papers segment for severance charges related to the indefinite shutdown of three U.S. paper machines, $3 million before taxes in the Printing Papers segment and $1 million before taxes in the Consumer Packaging segment for environmental reserves, $4 million before taxes in the Industrial Packaging segment related to adjust reserves previously provided, $2 million before taxes in the Forest Products segment for costs associated with relocating the headquarters to Memphis, TN from Savannah, GA, and $13 million before taxes in the Other Businesses segment related to a plant shutdown.

(6)	Includes interest income of $43 million before taxes related to a favorable tax audit adjustment.

(7)	Includes 2005 second quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $14 million before taxes in the Forest Resources segment for 2005 second quarter costs associated with relocating the Forest Products headquarters to Memphis, TN from Savannah, GA.

(8)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the Flexible Packaging business.

(9)	Includes a 2004 second quarter estimated loss on the sale of Food Pack S.A. of $4 million before taxes.

International Paper

Sales Volumes by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended Dec 31,		Three Months Ended Sept 30, 2005	Twelve Months Ended Dec 31,
	2005	2004		2005	2004
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	117	116	111	447	461
Europe & Russia Uncoated Papers and Bristols	360	373	342	1,419	1,409
U.S. Uncoated Papers and Bristols	1,064	1,126	1,041	4,261	4,614

Uncoated Papers and Bristols	1,541	1,615	1,494	6,127	6,484
Coated Papers	527	532	572	2,109	2,173
Market Pulp (3)	439	374	402	1,588	1,422

Packaging (In thousands of short tons)
Container of the Americas	767	768	752	3,061	2,821
European Container (Boxes)	279	282	262	1,073	1,049
Other Industrial and Consumer Packaging	253	268	264	1,041	1,064

Industrial and Consumer Packaging	1,299	1,318	1,278	5,175	4,934
Containerboard	562	461	467	1,937	2,090
Bleached Packaging Board	349	367	341	1,412	1,495
Kraft	152	137	155	608	605

Forest Products (In millions)
Panels (sq. ft. 3/8” – basis)	394	362	444	1,606	1,563
Lumber (board feet)	645	606	675	2,596	2,456

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

International Paper Company

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	December 31, 2005	September 30, 2005	December 31, 2004
Assets
Current Assets
Cash and temporary investments	$1,641	$1,092	$2,180
Accounts and notes receivable, net	2,926	2,918	2,743
Inventories	2,434	2,427	2,371
Assets of businesses held for sale	14	57	4,729
Deferred income tax assets	64	389	410
Other current assets	117	180	153

Total Current Assets	7,196	7,063	12,586

Plants, Properties and Equipment, net	11,801	11,850	12,216
Forestlands	2,190	2,207	2,157
Investments	625	597	655
Goodwill	5,043	5,043	4,994
Deferred Charges and Other Assets	1,704	1,691	1,609

Total Assets	$28,559	$28,451	$34,217

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$1,181	$796	$222
Liabilities of businesses held for sale	36	51	3,165
Accounts payable and accrued liabilities	3,624	3,516	3,947

Total Current Liabilities	4,841	4,363	7,334

Long-Term Debt	11,023	10,772	13,632
Deferred Income Taxes	490	1,287	1,118
Other Liabilities	3,699	2,959	3,691
Minority Interest	211	203	188

Common Shareholders’ Equity
Invested capital	5,123	5,496	5,692
Retained earnings	3,172	3,371	2,562

Total Common Shareholders’ Equity	8,295	8,867	8,254

Total Liabilities and Common Shareholders’ Equity	$28,559	$28,451	$34,217